Exhibit 99

NEWS RELEASE

For:	IMMEDIATE RELEASE	Contact: CHARLES S. HOWARD, PRESIDENT & CEO
or
Date:	JANUARY 23, 2004	DAVID A. MEINERT, EVP & CFO

MidWestOne Financial Group

Reports Increased 2003 Earnings

Oskaloosa, Iowa – MidWestOne Financial Group, Inc. announced today that the bank holding company earned $5,926,000, or $1.54 per share basic, for the year 2003. This compares to net income of $5,789,000, or $1.49 per share basic, for 2002. Diluted earnings per share were $1.50 for 2003 versus $1.46 for 2002. Basic earnings per share for the fourth quarter of 2003 were $.47 compared to $.33 for the fourth quarter of 2002. Diluted earnings per share were $.46 for the fourth quarter of 2003 compared to $.32 per share for the quarter ended December 31, 2002. The Company reported net income of $1,798,000 for the fourth quarter of 2003, a 40 percent increase compared to the $1,288,000 earned in the final quarter of 2002. Much of the increase for the fourth quarter of 2003 was due to higher interest and discount income from the loan pool participations and lower interest expense on deposits and borrowed funds. Results for 2003 reflect the acquisition of Belle Plaine Service Corp. and its subsidiary, Citizens Bank & Trust of Hudson, Iowa, on February 1, 2003.

“Stable interest rates and an improving economy helped the Company report increased earnings for 2003. Also contributing to the better earnings was an improvement in the quality of the Company’s loan portfolio, which resulted in a reduced provision for loan losses and lower net charge-offs,” said Charles S. Howard, President and CEO. “We’re confident some new products and services slated to roll out this year will help in our efforts to attract new customers, particularly in the small business area,” he added.

Return on average assets for the Company was .98 percent for the year ended December 31, 2003 compared with 1.07 percent in 2002. Fourth quarter return on average assets increased to 1.15 percent compared with .94 percent last year. The return on average shareholders’ equity for the year 2003 declined to 10.52 percent from 10.91 percent for 2002. Return on average equity for the fourth quarter increased to 12.67 percent in 2003 versus 9.24 percent in 2002. Cash dividends paid to shareholders in 2003 remained at $.64 per share, or $.16 per quarter, consistent with the amount paid in the previous year. Based on the Company’s average daily closing stock price throughout 2003, the cash dividend paid resulted in a yield of 3.75 percent to shareholders.

Total assets of the Company increased 16.1 percent from year-end 2002 to $623,306,000 as of December 31, 2003, mainly as a result of the acquisition of Belle Plaine Service Corp. Total deposits increased to a December 31, 2003 total of $453,125,000. This compares with December 31, 2002 total deposits of $395,546,000.

The Company’s total loans increased 23.2 percent as of December 31, 2003 to $377,017,000 compared with the year-end 2002 balance of $306,024,000 due to the addition of $61,010,000 in loans from Citizens Bank & Trust. Total loans as a percentage of deposits were 83.2 percent on December 31, 2003, compared with 77.4 percent as of December 31, 2002.

The Company’s net interest income for the year 2003 was $2,298,000 greater in comparison to the year ended December 31, 2002. The Company’s net interest income for the fourth quarter of 2003 was $1,345,000 greater than what was earned for the final quarter of 2002. Interest income and discount recovery on loan pool participations increased $419,000 in the fourth quarter of 2003 compared with the same period of 2002. Interest expense on deposits and borrowed funds decreased $656,000 for the fourth quarter of 2003 versus 2002 due to the interest rate environment. Average earning assets were $55,380,000 greater for the year and $64,729,000 greater for the fourth quarter in 2003 mainly due to the additional assets acquired. Although net interest income increased in 2003, the additional interest income was not proportionately higher than the increase in earning assets until the fourth quarter. The Company’s net interest margin for the year 2003 was 4.10 percent, the same as 2002. Net interest margin increased to 4.42 percent for the fourth quarter of 2003 compared to 3.94 percent for the three months ended December 31, 2002.

Loan pool participations totaled $89,059,000 on December 31, 2003 compared with $82,341,000 on December 31, 2002. The Company successfully bid on loan pool participations with a purchase cost of $47,374,000 in 2003 and $32,364,000 in 2002. Collections on the loan pool participations have been higher in 2003 and 2002 because of borrower refinancing due to the low interest rate environment. The yield on loan pool participations was 10.5 percent for 2003 compared with 10.6 percent in 2002. The fourth quarter yield on loan pool participations for 2003 was 12.0 percent compared to 10.5 percent in 2002. The average loan pool participation balance for 2003 was $85,959,000 compared with an average balance of $94,861,000 in 2002. The average loan pool participation balance for the fourth quarter of 2003 was $88,531,000 versus $84,824,000 in 2002.

Nonperforming loans as of December 31, 2003 increased to $3,129,000 compared with $2,645,000 on December 31, 2002. The nonperforming loans attributable to the acquired loans of Citizens Bank & Trust totaled $492,000 as of December 31, 2003. As of December 31, 2003, nonperforming loans were .83 percent of total loans compared with .86 percent of total loans on December 31, 2002. Other real estate owned as of December 31, 2003 increased to $163,000 from the year-end 2002 total of $133,000. Other real estate owned represents the estimated fair value of property held by the Company following foreclosure.

During the year ended 2003, the Company’s provision for loan loss expense totaled $589,000 compared with $1,070,000 in 2002. For the fourth quarter of 2003, the provision for loan loss expense was $142,000 compared with $289,000 for the three months ended December 31, 2002. At December 31, 2003, the Company’s allowance for loan losses was $4,857,000, which was 1.29 percent of total loans. This compares to the allowance for loan losses of

$3,967,000, or 1.30 percent of total loans, at December 31, 2002. The acquisition increased the Company’s allowance for loan losses by $607,000. During the year 2003, the Company charged off net loans totaling $306,000 compared to $484,000 in 2002. Fourth quarter net loans charged off totaled $145,000 in 2003 compared to $286,000 in 2002.

The Company continues to seek improvement in non-interest income while monitoring non-interest expense. Other income increased 15.1 percent during 2003 and 28.2 percent during the fourth quarter of 2003 compared to 2002 due to additional service charges collected, gains realized on the sale of investment securities, and increased fees received on secondary market mortgage loan originations. Refinancing activity on residential real estate slowed in the fourth quarter of 2003. Other expense increased $2,961,000 in 2003 and $928,000 in the fourth quarter of 2003 versus 2002, primarily related to the operating costs of Citizens Bank & Trust.

Effective January 1, 2004, the Company’s two thrift subsidiaries, Central Valley Bank and MidWestOne Bank, began operations as commercial banks. The charters of these two institutions were converted to state banks in order to improve operational efficiencies and to provide regulatory consistency.

MidWestOne Financial Group, Inc. (formerly Mahaska Investment Company) is a bank holding company headquartered in Oskaloosa, Iowa. The Company’s financial institution subsidiaries are MidWestOne Bank & Trust (formerly Mahaska State Bank) in Oskaloosa, North English, Hudson, Belle Plaine and Waterloo, Iowa; Central Valley Bank in Ottumwa, Fairfield and Sigourney, Iowa; Pella State Bank in Pella, Iowa; and MidWestOne Bank (formerly Midwest Federal Savings Bank) in Burlington, Fort Madison and Wapello, Iowa. MidWestOne Financial Group common stock is traded on the Nasdaq National Market System under the symbol “OSKY”. The Company’s web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

MIDWESTONE FINANCIAL GROUP

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL SUMMARY

(unaudited) (in thousands, except share & per share data)	QUARTER ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2003	2002	2003	2002
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$7,031	$6,761	$28,593	$27,482
Interest income and discount on loan pool participations	2,673	2,254	8,985	10,058

Total interest income	9,704	9,015	37,578	37,540
Total interest expense	3,368	4,024	14,767	17,027

Net interest income	6,336	4,991	22,811	20,513
Provision for loan losses	142	289	589	1,070
Other income	1,212	945	4,358	3,787
Other expense	4,773	3,845	17,387	14,426

Income before tax	2,633	1,802	9,193	8,804
Income tax expense	835	514	3,267	3,015

Net income	$1,798	$1,288	$5,926	$5,789

Per Share Data:
Net income - basic	$0.47	$0.33	$1.54	$1.49
Net income - diluted	$0.46	$0.32	$1.50	$1.46
Dividends declared	$0.16	$0.16	$0.64	$0.64
Weighted average shares outstanding	3,797,660	3,922,957	3,852,935	3,890,891
Weighted average diluted shares outstanding	3,925,120	4,007,881	3,962,134	3,974,818

Performance Ratios:
Return on average assets	1.15%	0.94%	0.98%	1.07%
Return on average equity	12.67%	9.24%	10.52%	10.91%
Net interest margin (FTE)	4.42%	3.94%	4.10%	4.10%
Net loan charge-offs/average loans	0.15%	0.37%	0.08%	0.15%

			DECEMBER 31,
			2003	2002
Selected Balance Sheet Data - At Period End:
Balances:
Total assets			$623,306	$537,026
Loans, net of unearned income			377,017	306,024
Allowance for loan losses			4,857	3,967
Loan pool participations			89,059	82,341
Total deposits			453,125	395,546
Total shareholders’ equity			56,144	55,698

Per Share Data:
Book value			$14.84	$14.17
Tangible book value			$11.08	$11.53
Common shares outstanding			3,782,708	3,930,508

Financial Ratios:
Total shareholders’ equity/total assets			9.01%	10.37%
Total loans/total deposits			83.20%	77.37%
Nonperforming loans/total loans			0.83%	0.86%
Allowance for loan losses/total loans			1.29%	1.30%
Allowance for loan losses/nonperforming loans			155.24%	149.96%